Exhibit 8.1

October 5, 2021 To: AutoLotto, Inc. 20808 State Hwy 71 W Unit B, Spicewood, TX, 78669

Dear Sir or Madam:

We have acted as U.S. tax counsel to AutoLotto, Inc., a Delaware corporation (the “Company”) in connection with the transactions contemplated under the Business Combination Agreement (the “Agreement”), dated as of February 21, 2021, by and among Trident Acquisitions Corp., a Delaware corporation (“Trident”), Trident Merger Sub II Corp., a Delaware corporation and a wholly-owned subsidiary of Trident (“Merger Sub”), and the Company. Pursuant to the Agreement, on the Closing Date, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving company in the Merger and, after giving effect to the Merger, becoming a wholly owned Subsidiary of Trident. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Agreement.

In rendering the opinion expressed below, we have examined the following agreements, instruments and other documents: (i) the Agreement; (ii) Officer’s Certificate of the Company; (iii) Officer’s Certificate of Trident and Merger Sub; and (iv) such other documents as we have deemed necessary as a basis for the opinion expressed below ((i) through (iv) collectively, the “Transaction Documents”).

In addition, for purposes of the opinion expressed below, we have relied, with your consent, upon the accuracy and completeness with respect to factual matters of the findings, statements, and representations contained in the Transaction Documents as well as your certifications as to the accuracy of the foregoing. As to any facts material to the opinion expressed below that were not independently established or verified, we have relied upon statements, representations and information obtained from officers and other representatives of Trident, Merger Sub and the Company, and we assume the accuracy of such statements, representations, and information. You have informed us that all of the factual statements and the description of the Merger as described in this opinion and the Transaction Documents are true, correct and complete in all respects.

In rendering the opinion expressed below, we have assumed, with respect to the Transaction Documents, (i) the authenticity and accuracy of all documents reviewed by us (including the conformity to original documents of all documents submitted to us as email, fax or photostatic copies and the authenticity of such original documents); (ii) that the signatures on all documents examined by us are genuine, and such documents reflect all material terms of the agreement between the parties to such documents; (iii) that the parties to such documents will comply with the terms thereof, and that such documents are enforceable in accordance with their respective terms; (iv) that such documents have been duly authorized by, have been duly executed and delivered by, and constitute (to the extent containing contractual or other obligations) legal, valid, binding and enforceable obligations of, all parties to such documents; (v) all signatories to such documents have been duly authorized; (vi) all of the parties to such documents are duly organized, validly existing, and have power and authority (corporate, partnership, or other) to execute, deliver, and perform the obligations in such documents, (vii) that the transactions contemplated by the Transaction Documents have been consummated in accordance with the description set forth in (or the provisions of, as applicable) the Transaction Documents (and no transaction or condition described therein and affecting this opinion was, or will be, waived by any party); (viii) that any statements and representations with respect to factual matters made in the Transaction Documents “to the knowledge of” or “to the best knowledge of” any person or similarly qualified are true, complete and correct without such qualification; (ix) in the case of any statement or representation in the Transaction Documents relating to the absence of any plan, intention, understanding, or agreement, that there was in fact no such plan, intention, understanding, or agreement, and (x) in the case of any statement or representation in the Transaction Documents relating to the existence of any plan, intention, understanding, or agreement, that there was in fact an actual intention to execute such plan, intention, understanding, or agreement, as the case may be. In particular, in rendering the opinion expressed below, we have assumed with your consent that in no event will the Company stockholders collectively receive cash or other property that is not voting stock of Trident in an amount in excess of 15% of the value of all outstanding stock of the Company on the Closing Date pursuant to a redemption or third party sale or otherwise in any transaction that would be integrated with the Merger for U.S. federal income tax purposes. If any of the above described assumptions or any of the other assumptions set forth in this opinion are untrue for any reason or if the Merger or related transactions have been consummated, or are consummated in the future, in a manner that is different from the manner described in the Transaction Documents or this opinion, our opinion as expressed below may be adversely affected.

The opinion expressed below is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations issued thereunder, administrative rulings, judicial decisions, and other applicable authorities, all as available and in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and any such change could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be asserted by the U.S. Internal Revenue Service (the “IRS”), and no rulings will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger or otherwise in connection with the transactions effected pursuant to the Transaction Documents.

Based upon and subject to the qualifications and limitations set forth herein, we are of the opinion that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

We have not considered and render no opinion on any aspect of law other than as expressly set forth above. This opinion is expressed as of the date hereof, and any change in applicable law or the facts and circumstances surrounding the Merger or related transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may adversely affect the continuing validity of the foregoing opinion. We undertake no obligation to update this opinion or otherwise advise you in the event there is a change in law or the relevant legal authorities after the date hereof.

Except for the opinion set forth above, we express no opinion as to any other tax consequences of the Merger or any other transaction described herein to any party under U.S. federal, state, local or foreign laws. This opinion is furnished to you solely for use in connection with the Registration Statement and may not be used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ White & Case LLP

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